Exhibit 19.1

BIG 5 SPORTING GOODS CORPORATION POLICY
ON
INSIDER TRADING AND UNAUTHORIZED DISCLOSURES

and Guidelines with Respect to
Certain Transactions in Company Securities

(AMENDED AND RESTATED AS OF OCTOBER 26, 2023)

The following information regarding our policy on insider trading and unauthorized disclosures of Inside Information may be summarized very simply: IT IS ILLEGAL to trade in the Company's securities if you are in possession of Inside Information. DO NOT trade on or pass to others Inside Information about the Company or those with whom the Company has business relationships. To do so could have grave consequences for you, for them and for the Company.

General Policy Regarding Inside Information

The Company's policy on Inside Information is simple: You may not trade in the Company's securities when you are in possession of Inside Information (subject to the very limited exceptions described below). You may not disclose Inside Information unless you are authorized to do so. Violation of this policy may subject you to criminal and civil liability and may constitute grounds for disciplinary action, including termination of your employment by the Company. Please note that, as used herein, the term "the Company" refers to Big 5 Sporting Goods Corporation and its direct and indirect subsidiaries.

Applicability of Policy

Our Policy on Insider Trading and Unauthorized Disclosures (the "Policy") applies:

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To you, as an employee, officer, member of the board of directors of, or consultant to, Big 5 Sporting Goods Corporation or its direct or indirect subsidiaries (the "Company"). In addition, your spouse or partner, minor children, other relatives residing in your home, trusts or other entities in which you or they have a beneficial interest, and trusts and other accounts over which you or they exercise control or investment influence (collectively, “Family”) also are restricted by this Policy.
•
To all transactions in the Company's securities, including common stock, options for common stock and any other securities that the Company may issue from time to time, such as preferred stock, warrants and debentures, as well as to derivative securities relating to the Company's securities, whether or not issued by the Company, such as exchange-traded options.

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What is Inside Information?

"Inside Information" is any information (either positive or negative) that a reasonable investor would consider important in deciding whether to buy or sell the Company's securities that has not been publicly disclosed by means of a press release or a Securities and Exchange Commission ("SEC") filing. This information continues to be "Inside Information" until it has been so disclosed to the general public. For purposes of the restrictions set forth in this Policy, information will cease to be Inside Information at the commencement of trading on the Nasdaq Stock Market on the second trading day after its public release by the Company.

While it is not possible to define all categories of Inside Information, any information relating to the affairs of the Company and its business, operations, assets or ownership that would reasonably be expected to result in a change in the market price or value of any of the Company's securities should be considered to be Inside Information.

Although it may be difficult to determine whether particular information is Inside Information, various categories of information are particularly sensitive and, as a general rule, should always be considered Inside Information. Examples include information about and plans and proposals regarding:

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Financial results, including sales results
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Projections of future revenues, earnings or losses
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Issues relating to the Company's accounting methods
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News of a pending or proposed merger or other acquisition
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News of a tender offer or exchange offer involving the Company
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Significant joint ventures, alliances or strategic partnerships
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News of the disposition of a subsidiary
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The gain or loss of a substantial supplier or contract
•
Changes in dividend policy
•
Significant new product announcements
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Significant product defects
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Significant pricing changes
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Stock splits, stock dividends or stock buy-backs
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New equity or debt offerings or other material financing transactions
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Impending bankruptcy or financial liquidity problems
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Significant new or threatened litigation or developments in major litigation
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Significant actions by regulatory bodies
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Major changes in senior management
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Major labor disputes
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Major disputes with material contractors or suppliers

The foregoing list is for illustration only and is not exhaustive. Other types of information may be considered Inside Information at particular times, depending upon the circumstances. Finally, remember that either positive or negative information may be Inside Information.

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Criminal and Civil Liability

Liability for Insider Trading. It is illegal to trade in the Company's securities while in possession of Inside Information. Under the federal securities laws, if you purchase or sell securities of the Company (including derivative securities) while in the possession of Inside Information:

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You may be liable to other traders in the amount of profit you make or loss you avoid.
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The SEC can bring an action against you to recover civil penalties of up to three times the amount of profit you make or loss you avoid.
•
If your transaction was willful, the SEC may bring an action against you for criminal penalties of up to twenty years' imprisonment and $5 million in fines.
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A federal court may enjoin you (temporarily or permanently) from serving as an officer or director of any public company.

Liability for Tipping. If you disclose Inside Information to another person (called a "tippee") who then purchases or sells securities of the Company or who in turn discloses such information to someone else who then purchases or sells the Company's securities, you may be liable for the same civil penalties as if you had engaged in the transaction directly. This is true whether or not you profit from the tippee's trading.

The Size of Your Transaction Doesn't Matter. The size of the transaction or the amount of profit received by you or the tippee does not have to be large to result in prosecution. The SEC and other securities regulators have the ability to monitor even the smallest trades and find people violating these rules by engaging in routine market surveillance. Brokers and dealers who handle stock and option transactions for the Company or individuals are required by law to inform the SEC and other securities regulators of any possible violations by people who may have Inside Information. The SEC aggressively investigates even small insider trading violations.

Your Reason for Trading Doesn’t Matter. Even if your prospective trade in the Company's securities is necessary or justifiable for an independent reason, such as a personal financial emergency or a broker's margin call, or (subject to the limited exceptions described below) even if the trade was planned well before you came into possession of the Inside Information, you still may not trade if you possess Inside Information, for these are not exceptions to the SEC's rules against trading on Inside Information.

Risks to the Company

Insider trading also poses significant risks to the Company. First, if you trade on Inside Information, the SEC can bring an action against the Company (and, potentially, individuals who may be deemed to control the Company) to recover civil penalties of up to the greater of $1 million or three times the amount of profit you make or loss you avoid. Second, disclosure of even small amounts of Inside Information could require the Company under federal securities laws to make complete disclosure regarding the matter in question

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before it is otherwise obligated to do so (that is, if the story is disclosed selectively or only part of the story is disclosed to the general public, the Company may have a duty to publicly disclose the full story). Third, disclosure of any Inside Information could damage the Company's competitive position, jeopardize important strategic plans and threaten or eliminate opportunities such as acquisitions or financings.

Specific Company Policies

In an effort to safeguard the Company's Inside Information and to avoid violation of the federal securities laws, the Company requires you to observe the following policies:

Do Not Trade on Inside Information. Do not buy or sell or make donations of securities of the Company while you are in possession of Inside Information or during any trading "blackout period" that applies to you (see below).

You may not trade until the commencement of trading on the Nasdaq Stock Market on the second trading day after public release by the Company of any Inside Information you possess.

Do Not Engage in Short Sales or Derivatives Transactions. Do not engage in any short sale of securities of the Company. Do not engage in any transaction involving puts, calls, "collars," warrants or other options on the Company's securities or any other derivative securities relating to the Company's securities (except for the exercise of options issued by the Company under employee benefit plans; note that there is no such exception for the sale of common stock acquired upon exercise of stock options—the Policy applies to all such sales). Under appropriate circumstances, the Company may by advance written consent permit limited exceptions to this derivative securities policy.

Keep Inside Information Confidential. All nonpublic information relating to the Company, including Inside Information, is the property of the Company. Do not disclose any nonpublic information, including Inside Information, to any person who is not an employee of the Company except as and then only to the extent required in the performance of your regular corporate duties on behalf of the Company. Avoid unnecessary communications with other employees or consultants of the Company about Inside Information.

Family and Friends. There is no exception to the confidentiality of the Company's nonpublic information for family members or friends. Do not disclose Inside Information to family members or friends. Do not permit any member of your Family (defined above) or anyone acting on your behalf to buy or sell securities of the Company while you are in possession of Inside Information.

Don't "Tip" or Tout the Company's Stock. Do not "tip" anyone. Do not recommend to anyone else that he or she buy or sell securities of the Company when you are in possession of Inside Information. In addition, the Company advises you not to recommend trading in the Company's securities to anyone else, even if you believe that you do not know any Inside Information. Remember that "tipping" Inside Information is always prohibited and that your recommendation could be attributed to the Company and may be misleading if you do not have all relevant information. Your recommendation will be

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reviewed with 20/20 hindsight. You should not pass on analysts' comments or recommendations.

Analysts, Media and Investors. If you receive inquiries about the Company from securities analysts, reporters, potential investors or others, you must decline comment and direct them to the Company's designated spokespersons. Only the Company's Chief Executive Officer, Chief Financial Officer and any employees that either of them specifically designate are authorized to disclose Inside Information on behalf of the Company to, or otherwise communicate about the Company with, analysts, the media or investors.

Be Careful with Inside Information. Do not discuss Inside Information where it may be overheard, such as in restaurants, elevators, restrooms, and other public places. Remember that cellular phone conversations may be monitored and voice mail, e-mail and text messages may be retrieved by persons other than their intended recipients. Keep all memoranda, correspondence and other documents that reflect Inside Information in a secure place, such as a locked office or a locked file cabinet. Unless otherwise advised, follow the Company's normal policies with respect to whether to retain the information and if so for how long.

Trading Guidelines

Blackout Periods/Trading Windows. Because current financial information about the Company is so important to the trading public, the Company imposes certain "blackout" periods (“Blackout Periods”) during which officers, directors and specified employees as well as members of their Families (collectively, the “Covered Persons”) may not engage in any trading of the Company’s securities. Other employees or consultants in sensitive positions may also be subject to these restrictions. You will be notified if you are a Covered Person subject to Blackout Periods.

Subject to certain limited exceptions outlined below, Blackout Periods apply to all transactions in the Company's securities, including common stock, options for common stock and any other securities that the Company may issue from time to time, such as preferred stock, warrants and convertible debentures, as well as to derivative securities relating to the Company's securities, whether or not issued by the Company, such as exchange-traded options.

The period beginning with the third month of each fiscal quarter and ending on the second trading day following the date of public disclosure of the financial results for that quarter is a particularly sensitive period of time for transactions in the Company's securities from the perspective of compliance with applicable securities laws. This sensitivity is due to the fact that officers, directors and certain other employees will, during that period, often possess Inside Information about the expected financial results for the quarter.

Accordingly, to ensure compliance with the Policy and applicable federal and state securities laws, the Company requires that all Covered Persons refrain from conducting transactions involving the purchase, sale, donation or other transfer of the Company's securities (other than a distribution or transfer of shares that does not constitute a change in

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beneficial ownership of such shares) other than during the period (the "Trading Window") commencing (i) in the first quarter of each fiscal year, at the opening of trading on The Nasdaq Stock Market on the second trading day following the date of public disclosure of the financial results for the preceding year and continuing until the close of business two weeks thereafter and (ii) in the second, third and fourth quarters of each fiscal year, at the opening of trading on The Nasdaq Stock Market on the second trading day following the date of public disclosure of the financial results for the preceding fiscal quarter and continuing until the close of business on the last day of the second month of the fiscal quarter. No trading (other than pursuant to an approved 10b5-1 trading plan) should ever occur during the Blackout Period.

From time to time, the Company may also require that certain persons suspend trading because of developments known to the Company and not yet disclosed to the public. In such event, such persons should not engage in any transaction involving the purchase or sale of the Company's securities during such period and should not disclose to others the fact of such suspension of trading.

Be aware, however, that even during the Trading Window, if you possess Inside Information concerning the Company you should not engage in any transactions in the Company's securities until such information has been known publicly for at least one full trading day or such information is no longer material, whether or not the Company has recommended a suspension of trading to you. Trading in the Company's securities during the Trading Window should not be considered a "safe harbor," and all Covered Persons should use good judgment at all times in conducting transactions in the Company's securities.

Individual Responsibility. You have the individual responsibility to comply with this Policy against insider trading, even if the Company has not imposed a Blackout Period on you or anyone else. The guidelines set forth in this Policy are guidelines only. You should exercise appropriate judgment in connection with any trade in the Company's securities. Be aware that (subject to the limited exceptions described below) you may, from time to time, have to forego a proposed transaction in the Company's securities even if you planned to make the transaction before learning of Inside Information and even though you believe you may suffer an economic loss or forego anticipated profit by waiting.

Post-Termination Restrictions. Please note that if your employment with or service as a Covered Person of the Company ceases for any reason, you will continue to be subject to any applicable Trading Window or Blackout Period for a 90-day period after you leave the Company. After the 90-day period has expired, you will no longer be subject to the Trading Windows or Blackout Periods. However, even if you are not subject to any Trading Window or Blackout Period, you cannot trade in the Company’s securities following termination of your service to the Company if you are in possession of Inside Information.

Confidential Information of Other Companies

In addition to Inside Information about the Company, you may become aware of similar confidential information about other companies, such as suppliers, customers, or competitors, whose securities are publicly traded. In such a situation, you must handle the

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confidential information of the other company according to the same rules that apply to the Company's Inside Information. You can be liable for trading on the basis of material non-public information in any publicly-traded company's securities. In addition, disclosure or improper use of any confidential information of another company may violate the terms of a non-disclosure or confidentiality agreement entered into by the Company and/or jeopardize the Company's business relationships.

Online Exchanges of Information Regarding the Company

In addition to the Company's policies regarding Inside Information, you are prohibited from disclosing Inside Information regarding the Company or its financial condition, results of operation, stock price, technology or other information by any means of communication, including any disclosure through online chat rooms, message boards, social media such as Facebook, Twitter or comparable media. The Company has adopted this policy in order to avoid the possibility that statements made by its directors, officers or employees in these media could be attributed to the Company.

No Comment Policy Regarding Rumors

The Company has implemented a "no comment" policy with respect to market rumors about the Company. Accordingly, the Company will always respond to market rumors by issuing a statement to the effect that "it is our policy not to comment on market rumors or speculation". You should be aware that any failure to provide consistent responses to market rumors could constitute tipping. As mentioned above, only the Company’s Chief Executive Officer, Chief Financial Officer and any employees that either of them specifically designate are authorized to disclose Inside Information on behalf of the Company to, or otherwise communicate about the Company with, analysts, the media or investors.

Certain Limited Exceptions

Company Stock Options and Employee Stock Purchase Plans. You may exercise options granted by the Company or purchase shares pursuant to any employee stock purchase plan the Company may establish regardless of whether you are in possession of Inside Information or whether the Company has established a Blackout Period. However, and very importantly, the sale or transfer of any shares of the Company's common stock that you receive upon exercise of your Company stock options or that you purchase pursuant to any employee stock purchase plan is not subject to this limited exception.

Withholding of Taxes for Restricted Stock and Restricted Stock Units. The Company may withhold shares otherwise issuable to you upon the vesting of restricted stock or restricted stock units in order to satisfy your income tax withholding obligations regardless of whether you are in possession of Inside Information or whether the Company has established a Blackout Period, as long as either such withholding is automatic, or, if you have the ability to elect to choose between satisfying such obligations in cash or withheld stock, you do not make or change any such election during a Blackout Period or while in possession of Inside Information. However, and very importantly, the sale or transfer of

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any shares of the Company's common stock that you receive in respect of restricted stock or restricted stock unit awards is not subject to this limited exception.

Dividend Reinvestment Plan. You may acquire shares through the regular reinvestment of dividends under a dividend reinvestment program sponsored by the Company or its transfer agent regardless of whether you are in possession of Inside Information or whether the Company has established a Blackout Period. However, an election to begin, increase or terminate participation in such a plan may not be made during a Blackout Period or while in possession of Inside Information. In addition, shares acquired through a dividend reinvestment plan may not be sold during a Blackout Period or while in possession of Inside Information.

Certain Pre-Planned Trades. Notwithstanding your possession of Inside Information or the existence of a Blackout Period, you may trade in the Company's securities in accordance with a Rule 10b5-1 trading plan you adopt that complies with the affirmative defense requirements set forth in Rule 10b5-1(c) under the Securities Exchange Act of 1934, as amended, subject to the following important conditions. First, your Rule 10b5-1 trading plan (or any proposed modifications to your Rule 10b5-1 trading plan) must be submitted to and preapproved by the Company's General Counsel or his or her designee prior to its adoption. Second, your Rule 10b5-1 trading plan may only be adopted or modified if it has been entered into in good faith at a time when you were not in possession of Inside Information about the Company and not otherwise in a Blackout Period, and you have acted in good faith with respect to the Rule 10b5-1 trading plan. Third, you may not have multiple overlapping Rule 10b5-1 trading plans except under the limited circumstances permitted by Rule 10b5-1 and subject to preapproval by Company's General Counsel or his or her designee. Fourth, you may not trade in the Company’s securities pursuant to your Rule 10b5-1 trading plan during any “cooling-off” period required by the Securities Exchange Act of 1934, as amended, and in no event within (a) 30 days after adoption or modification of your Rule 10b5-1 trading plan if you are not a Section 16 Reporting Person (defined in the below section), and (b) the later of 90 days after adoption or modification of your Rule 10b5-1 trading plan or two business days after filing the Form 10-K or Form 10-Q disclosing financial results covering the fiscal quarter in which your Rule 10b5-1 trading plan was adopted, up to a maximum of 120 days. Fifth, if you are a Section 16 Reporting Person, then your Rule 10b5-1 trading plan shall include a representation certifying that at the time of the adoption of a new or modified Rule 10b5-1 trading plan: (1) you are not aware of material nonpublic information about the Company or its securities; and (2) you are adopting the Rule 10b5-1 trading plan in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b-5. Please understand that the foregoing conditions are in addition to any other requirements of the Securities Exchange Act of 1934, as amended, and that neither the Company nor the Company's General Counsel nor any other director, officer, employee or representative of the Company is making or will make any representation or warranty as to whether a Rule 10b5-1 trading plan you adopt complies with the requirements of Rule 10b5-1 or any other applicable securities laws. Compliance with those requirements is solely your responsibility. Additionally, it is your responsibility to pre-clear with the Company's General Counsel or his or her designee, and report to the Company upon your entering into or modifying, a Rule 10b5-1 trading plan so that the Company may comply with the Company’s public disclosure obligations in its annual and quarterly filings.

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Directors and Executive Officers Subject to Section 16

Persons Subject to Section 16. Directors and executive officers1 of the Company, as well as their family members and related entities (e.g., trusts and partnerships) (collectively, "Section 16 Reporting Persons"), must comply with the reporting obligations and limitations on short-swing transactions set forth in Section 16 of the Securities Exchange Act of 1934, as amended. The practical effect of these provisions is that Section 16 Reporting Persons who purchase and sell the Company's securities within a six-month period must disgorge all profits to the Company, whether or not they had knowledge of any Inside Information. Moreover, no executive officer or director may ever make a short sale of the Company's stock, or an equivalent transaction, such as selling put options.

Covered Transactions. In general, Section 16 Reporting Persons must file a report within two business days of a change in ownership of the Company's securities. This includes not only open-market purchases and sales of Company stock, but also transactions with the Company (e.g., stock option issuances). The two-business day filing requirement also applies to purchases or sales of Company stock pursuant to any Rule 10b5-1 trading plan set up with a broker. (Remember that all Rule 10b5-1 trading plans and modifications thereto must be pre-cleared with the Company's General Counsel or his or her designee.)

If you are unavailable to execute a Form 4 when necessary to permit a timely filing, we will, at your request, prepare, file and execute the form on your behalf using a power of attorney. (Please contact the Company's General Counsel if you have not yet executed a power of attorney for Section 16 reports and wish to do so.) Remember, however, that you are personally responsible for the timely filing of all required Section 16 reports.

Prior Clearance of Trades. All Section 16 Reporting Persons must pre-clear any transaction involving the Company's securities (including exercises of stock options, gifts, loans, contributions to a trust or any other transfers), even outside of a Blackout Period, with the Company's General Counsel or his or her designee. A request for pre-clearance should be submitted to the General Counsel or his or her designee at least two business days in advance of the proposed transaction. Neither the General Counsel nor his or her designee is under any obligation to approve a transaction submitted for pre-clearance and may determine not to permit the trade.

Transactions effected pursuant to a 10b5-1 trading plan that has been approved by the Company’s General Counsel or his or her designee do not require further pre-clearance at the time of the transaction if the approved Rule 10b5-1 trading plan (a) specifies the dates, prices and amounts of the contemplated trades, (b) establishes a formula for determining the dates, prices and amounts, or (c) prohibits you from exercising any subsequent influence over the transactions. However, any such transactions (i) must comply with any “cooling-off” period required by the Securities Exchange Act of 1934, as amended, (ii) must be reported immediately to the General Counsel or his or her designee, and (iii) are subject to

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1 For purposes of Section 16, an executive officer includes the Company's president, principal financial officer, principal accounting officer, any vice-president in charge of a principal business unit, division or function (such as sales, administration or finance) and any other officer who performs a policy making function for the Company.

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the two-business day Section 16 reporting requirement. If the Rule 10b5-1 trading plan specifies in advance the dates on which trades will be executed (e.g., on the 15th day of each month), then a Form 4 reporting each trade must be filed with the SEC within two business days after the date of execution. If you do not select in advance the date of execution of the transaction, for purposes of determining the start of the two-business day period, the SEC deems the trade date to be the date your broker or dealer notifies you the transaction has been executed; however, the Form 4 must be filed no later than five business days after the actual date the trade is executed.

Sanctions. The Company must report any late or delinquent Section 16 filings in its proxy statement, with the name of the late filer. The SEC also has broad authority to impose other sanctions as appropriate. Therefore, your compliance with these procedures is imperative.

* * *

Please remember that violation of any of the laws prohibiting insider trading can result in both civil and criminal penalties as well as great embarrassment to you and the Company.

It is the Company's policy to cooperate fully with the SEC and other governmental and regulatory authorities in investigating possible violations by employees and others of applicable laws and regulations. If appropriate, the Company will assist authorities in the prosecution of persons who engage in illegal conduct.

Please contact the Company's General Counsel if you have any questions about this Policy or its application to any specific set of facts.

YOUR OBSERVANCE OF THE FOREGOING POLICY IS EXTREMELY IMPORTANT. VIOLATION OF ANY PORTION OF THIS POLICY IS A VERY SERIOUS MATTER AND MAY CONSTITUTE GROUNDS FOR DISCIPLINARY ACTION OR TERMINATION OF YOUR EMPLOYMENT BY THE COMPANY.

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